U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO RULE 257(B)(1) OF REGULATION A

Common Dwelling Fund, LLC

(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

14555 Dallas Parkway

Suite 100-298

Dallas, TX 75254

(214) 226-7113

(Address, including zip code, and telephone number,

including area code of issuer's principal executive office)

JDT Legal, PLLC

Jeff Turner, Esq.

897 W Baxter Dr.

South Jordan, UT 84095

801-810-4465

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Item 1.Business

Company Overview – Our Mission

Common Dwelling Fund, LLC, is a Delaware limited liability Company, formed to permit public investment in real property assets. We believe people should have the freedom to move around to pursue new opportunities in their lives while still having access to the wealth creation that long-term home ownership and real estate investment can provide. To support this idea, we are building what we believe to be a new model for home ownership and real estate investment that doesn’t lock people into a single home or city. We are a private equity fund that builds wealth for its investors by acquiring, leasing, renovating and exiting well-located residential assets.

The strength of the fund team comes from more than 36 years of combined experience in design, construction and real estate development.  This depth of experience allows the team to operate in a very lean way.  Competitors would have to outsource design and construction expertise to provide proper oversight and good execution.  Having the resources in-house gives us an advantage in speed to market, and allows us to provide a well-designed and executed product while minimizing costs.  We also are connected to an existing network of lenders, brokers, and vendors that create opportunities for off-market acquisitions.

We do not intend to compete with large institutional investors.  In comparison, our fund model is much smaller and more nimble.  This allows us to obtain much better returns and move quicker than an institution once an acquisition candidate is identified. With interest rates at historic lows, the demand for suburban housing from millennials and limited options for alternative investments in today’s economic environment, single-family housing presents itself as a low-risk option to obtain better risk-adjusted returns compared to other investment opportunities.  The strategy is to buy lower-priced homes in good school neighborhoods and lease them at rates that are competitive with similar size apartments and be at (or below) market for single family home rental rates.

Our Company's LLC Structure

Each single-family rental home that we acquire will be owned by the Company.  The Company may hold a specific property that it acquires directly or in a wholly owned subsidiary, which would be a limited liability Company organized under laws of the state in which the property is located.

We are offering membership interests in our Company, which represent limited liability Company interests in the Company. The interests of the Company described above may collectively be referred to herein as the “interests,” or “our securities” and each, individually, as an “interest” and the offerings of the interests may collectively be referred to herein as the “offerings” and each, individually, as an “offering.”  See “Description of the Securities Being Offered” for additional information regarding the interests.

Our Company’s core business will be the identification, acquisition, marketing and management of individual single-family homes for the benefit of our investors. These properties may be referred to herein, collectively, as the “properties” or each, individually, as a “property.”

We do not anticipate that the Company will own anything other than the real estate properties.  We currently anticipate that the operations of our Company, including the acquisition of additional properties, will benefit investors by allowing investors to build a diversified portfolio of investments.

Investment Objectives

Our investment objectives are:

•Consistent cash flow;

•Long-term capital appreciation with moderate leverage;

•Favorable tax treatment of long-term capital gains; and

•Capital preservation

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease.

Our Investment Criteria

Homes that pass our screening process must meet financial criteria and possess certain qualities.

*Within a Good School District: The single most important criteria is that the assets must have access to good schools. We utilize existing research available through various websites such as greatschools.org that provide ratings based on standardized test results, college readiness, academic progress, equity, discipline, and attendance data. Renters that value good education exhibit characteristics desirable for a landlord.

*Near Restaurants & Retail: The Texas, Dallas-Fort Worth area as a whole consistently surpasses national statistics of employment and job growth, even during recessions. Ideal assets would be located near major thoroughfares making access to the metroplex and jobs convenient. Being close to popular restaurants and retail will make assets even more attractive as most homeowners spend time near their residence.

*Minimum 6% Yield on Equity: The thesis is to find the least expensive houses in well-located areas. Doing so allows the rental rate to be competitive and maximize the spread between debt service and gross rental revenue. At a minimum, the goal is to achieve a 6% yield on capital through rental revenue. For example, if the purchase price for a home is $300,000, the down payment would be $60,000. If the spread between debt service and rental revenue is $300, that provides an annual yield on capital of 6%.

*Potential for Design: All houses purchased by the fund must have a layout that supports current lifestyles as well as the potential to be aesthetically pleasing. Natural light, modern details, and functional room layout all make a home feel and work better. Homes that are appealing give renters and buyers what they want, enhance neighborhoods, and have less down time.

Initial Target Markets

Our initial target markets include Richardson, Coppell, Allen, McKinney, Plano and Frisco. School district rankings are 311th , 9th , 37th , 247th , 136th and 31st out of 980 respectively. Richardson is attractive due to its geographic location, access to some of the best restaurants/retail and low cost of living. It is at the halfway point between downtown Dallas and the popular suburbs of the North Dallas-Fort Worth metro area, making access to employment convenient.

Of all of the target markets mentioned, Coppell has the highest school district ranking and is also centrally located within the metroplex.

McKinney, Plano and Frisco are popular as well among families for great schools and quality of life.

Responsiveness & Good Communication

Critical to lease renewals is providing good service. The best marketing strategy is still reputation and positive tenant reviews. Our goal is to respond to any non-urgent tenant requests within 24 hours and urgent requests within an hour. No matter how small a request may seem, the issue may be perceived by the tenant as significant.

Constant communication and updates as to the status of resolution creates trust and confidence in our ability to provide good service. We will leverage technology to automate communication and tenant experience management.

Responsiveness

With the Manager’s background in commercial real estate development, we understand the importance of service as a differentiator and brand protector in a competitive environment.

Technology

We utilize the most current and relevant websites, apps and tools that are free to landlords. For example, Zillow allows potential tenants to apply on their platform to rent one of our properties. Zillow charges an application fee and we obtain criminal background checks, credit reports, and employment history free of charge. Along with the traditional marketing tools, social media will be the most powerful tool to ensure we reach the largest renter base.

Item 2.Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words believes, project, expects, anticipates, estimates, intends, strategy, plan, may, will, would, will be, will continue, will likely result, and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Overview

Since its formation, our Company has been engaged primarily in preparing to acquire properties for its planned offering, and developing the financial, offering and other materials to begin fundraising. We are considered to be a development-stage Company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced.

Emerging Growth Company

We may elect to become a public reporting Company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth Company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth Company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth Company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth Company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth Company. We would remain an emerging growth Company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Fiscal Year End

Previously, our Company had a fiscal year end of March 31.  However, as of May 2, 2022, the Company's fiscal year end was changed to December 31.  The financial statements included with this Annual Report are as of December 31, 2021.

Operating Results

For the period from inception through December 31, 2021, we generated no revenues.  We expect to generate revenues in 2022 as we continue to execute our plan of operations.

For the period from inception through December 31, 2021, we had Operating Expenses of $36,793 and generated a net loss of $36,793,

Liquidity and Capital Resources

As of December 31, 2021, the Company had $15,472 in cash or cash equivalents and, except as indicated below, had no financial obligations.

Plan of Operations.

We intend to list our properties for lease with a real estate broker, if not already rented upon acquisition. The asking rent for the properties is expected to be in the range which is consistent with or below other single-family homes in a given market area.

As each of our properties reaches what we believe to be its optimum value, we will consider disposing of the property. The determination of when a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing leases on a property may impact the potential sales price. The Manager may determine that it is in the best interests of members to sell a property earlier than 5 years or to hold a property for more than 7 years. Additionally, any sale of a property will be subject to lessee rights, and we would attempt to time sales with lessee rights in mind, either by timing sales with anticipated lease terminations or by assigning the lease to a new buyer where allowed under applicable laws.

Our Policies for Approving New Tenants

We intend to seek out tenants for our properties who are financially responsible and capable of paying their rent. We will conduct due diligence on prospective tenant applicants by (a) verifying their incomes, (b) running credit checks, (c) performing criminal background checks, and (d) requesting references from previous landlords. While we do not have specific standards for any of these items, we will use these screening methods to determine, prior to approving a lease, whether we believe a potential lessee is financially responsible.

Item 3.Directors and Officers

General

The Manager of our Company is Common Dwelling Management LLC, a Delaware limited liability Company.  All of our directors and executive officers are employees of the Manager.  The executive offices of the Manager are located at 14555 Dallas Parkway, Suite 100-298, Dallas, TX 75254,  and the telephone number of the Manager’s executive offices is 214-226-7113.

Executive Officers & Directors

Ty Lee – Managing Member

Biographical Information

As the Managing Director of COMMON GROUND CAPITAL, LLC, Ty Lee brings over 17 years of architectural, construction and development experience to the organization. Ty is best known for creating award-winning design, minimizing costs, and maximizing operational efficiencies within real estate. For the past 6 years, Ty’s involvement in real estate development projects provided average project-level returns of 20%+ IRR and 1.75x+ equity multiples over an average 3-year hold period. In order to achieve these returns for investors, he is hyper focused on creating real estate products in the marketplace that is differentiated through design, exceptional service and institutional precision of execution.

Prior to launching Common Ground Capital, Ty was the Dallas market leader for Triten Real Estate Partners. During his tenure, Mr. Lee was able to maintain positive cash flow for commercial office and retail properties during the COVID-19 crisis. He was also successful in sourcing and closing a $100mm mixed-use development acquisition in a qualified opportunity zone.

Prior to Triten, Mr. Lee managed over $100mm of asset value and worked closely with the principals and executives at CBRE, the world’s largest real estate company. Mr. Lee’s development experience includes commercial and residential asset classes totaling over $500mm.

Ty’s background in architecture and real estate development provides a unique approach to the Fund business plan. Through an institutional approach to market research and analytics combined with award winning design perspective, Mr. Lee intends to create a residential product that will be differentiated within high demand markets.

Mr. Lee will be responsible for the daily operations of the Fund including fund formation, acquisitions/due diligence, property management oversight, dispositions, and asset management.

Ty holds a Bachelor of Architecture from the University of Tennessee and is active within the local community serving on various committees within Urban Land Institute.

The Manager and the Operating Agreement

The Manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager and its officers will not be required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

The Manager will perform its duties and responsibilities pursuant to the operating agreement. The Manager will maintain a contractual, as opposed to a fiduciary relationship, with us and our investors. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

The operating agreement further provides that our Manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our Company or any of the interest holders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity.  In addition, the Operating Agreement provides that our Manager will not have any duty (including any fiduciary duty) to our Company or any of the interest holders.

Our Manager has not sponsored any prior real estate investment programs. Accordingly, this Annual Report does not contain any information concerning prior performance of our Manager and its affiliates, which means that you will be unable to assess any results from their prior activities before deciding whether to purchase interests in our Company.

Responsibilities of the Manager

The responsibilities of the Manager include:

•Investment Advisory, Origination and Acquisition Services such as approving and overseeing our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

•Offering Services such as the development of this offering, including the determination of its specific terms;

•Management Services such as investigating, selecting, and, on our behalf, engaging and conducting business with such persons as the Manager deems necessary to the proper performance of its obligations under the operating agreement, including but not limited to consultants, accountants, lenders, technical Managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property Managers and any and all persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the services under the operating agreement;

•Accounting and Other Administrative Services such as maintaining accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the Commission and any other regulatory agency, including annual financial statements, and managing and performing the various administrative functions necessary for our day-to-day operations;

•Investor Services such as managing communications with our investors, including answering phone calls, preparing and sending written and electronic reports and other communications;

•Financing Services such as monitoring and overseeing the service of our debt facilities and other financings, if any; and

•Disposition Services such as evaluating and approving potential asset dispositions, sales, or liquidity transactions.

Management Compensation

Pursuant to the operating agreement, the Manager, or affiliated entities, may receive fees and expense reimbursements for services relating to this offering and the investment and management of our properties.

Reimbursement of Expenses

Because the Manager’s personnel will perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, the Manager will be reimbursed for the documented cost of performing such tasks.  We will also pay all fees, costs and expenses of the Company, and of our Company as applicable, other than those specifically required to be borne by the Manager under the operating agreement. These expenses include, but are not limited to:

•expenses associated with the listing of our interests (or any other securities of our Company) on a securities exchange or alternative trading system (“ATS”), if applicable, or with the formation of our Company or any  subsidiary thereof and the offering, issuance and distribution of our interests (or any other securities of our Company), such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

•expenses in connection with the transaction costs incident to the acquisition, origination, disposition and financing of our properties;

•expenses of organizing, revising, amending, converting, modifying or terminating our Company or any  subsidiary thereof;

•costs associated with the establishment and maintenance of any credit facilities, repurchase agreements, and securitization vehicles or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs);

•expenses connected with communications to any lenders and holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with any lenders and holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Commission, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our interests on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our investors and proxy materials with respect to any meeting of our investors;

•expenses incurred by Managers, officers, personnel and agents of the Manager for travel on our behalf and other out-of-pocket expenses incurred by Managers, officers, personnel and agents of the Manager in connection with the purchase, origination, financing, refinancing, sale or other disposition of an asset;

•costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications and materials, and settlement, clearing and custodial fees and expenses;

•compensation and expenses of our custodian and transfer agent, if any;

•all other costs and expenses relating to our business operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets, including appraisal, reporting, audit and legal fees;

•all costs and expenses relating to the development and management of our website

•any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses incurred in connection therewith, against us or any subsidiary, or against any trustee, director or executive officer of us or of any subsidiary in his or her capacity as such for which we or any subsidiary is required to indemnify such trustee, director or executive officer by any court or governmental agency; and

•all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under the operating agreement.

However, to the extent the Manager advances the fees, costs and expenses that it is not obligated to pay under the operating agreement, our Company will reimburse the Manager for such fees, costs and expenses. Expense reimbursements shall be payable monthly in cash.

Indemnification of the Manager

The operating agreement provides that none of our Manager, any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of our Manager nor persons acting at the request of our Company in certain capacities with respect to other entities will be liable to our Company or any interest holders for any act or omission taken by them in connection with the business of our Company that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The Company will indemnify these persons out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving our Company and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Term and Removal of the Manager

The operating agreement provides that the Manager will serve as the Manager for an indefinite term, but that the Manager only be removed as Manager of our Company in a very limited circumstance, following a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with our Company, by an affirmative vote of two-thirds of our Company’s members. Additionally, the Manager may choose to withdraw as the Manager, under certain circumstances.

The Manager may assign its rights under the operating agreement in its entirety or delegate certain of its duties under the operating agreement to any of its affiliates without the approval of our investors so long as the Manager remains liable for any such affiliate’s performance.

The Manager may withdraw as the Manager if we become required to register as an investment Company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event.

In the event of the removal of the Manager, the Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. The Manager will determine whether any succeeding Manager possesses sufficient qualifications to perform the management function.

Other than any accrued fees payable to the Manager, no additional compensation will be paid to the Manager in the event of the removal of the Manager.

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by our Company. Each of our executive officers, who are also executive officers of the Manager, manages our day-to-day affairs, oversees the review, selection and recommendation of investment opportunities, services acquired properties and monitors the performance of these properties to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager, from the Manager. We do not intend to pay any compensation to these individuals.

Compensation of the Manager

The Manager will receive compensation in accordance with the terms of the Company’s Operating Agreement, attached hereto as Exhibit 2.2. Neither the Manager nor any of its affiliates will receive any selling commissions or dealer fees in connection with shares issued pursuant to this offering. See “Plan of Distribution and Subscription Procedure—Fees and Expenses” and “Use of Proceeds to Issuer” for further details.

Item 4.Security Ownership of Management and Certain Securityholders

Our Company is managed by Common Dwelling Management, LLC, the Manager. The Manager currently does not own, and at the closing of this offering is not expected to own, any of the interests in the Company.

The Manager or an affiliate of the Manager may purchase interests in the Company on the same terms as offered to investors. No brokerage fee will be paid on any interests purchased by the Manager or its affiliates. Additionally, the Manager may acquire interests in our Company in the event that a promissory note issued to the Manager in connection with the acquisition of a property, if outstanding, is not repaid on or prior to its maturity date, at which point, the outstanding balance of the promissory note will be converted into interests in the Company under the same terms as the Offering.

The address of Common Dwelling Management, LLC is 14555 Dallas Parkway, Suite 100-298, Dallas, TX 75254.

Item 5.Interest of Management and Others in Certain Transactions

During the last two full fiscal years and the current fiscal year, there are no transactions or proposed transactions involving the Company and a related party, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company's total assets at year-end for its last three fiscal years.

Item 6.Other Information

None.

Item 7.Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Common Dwelling Fund, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Common Dwelling Fund, LLC (the Company) as of December 31, 2021 and the related statements of operations, members’ equity, and cash flows for the period from March 2, 2021 (inception) to December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from March 2, 2021 (Inception) to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues or profits for the period from March 2, 2021 (Inception) to December 31, 2021. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans related to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Haynie & Company Salt Lake City, Utah May 25, 2022

PCAOB ID 457

We have served as the Company’s auditor since 2021.

Common Dwelling Fund
Statements of Financial Position
As of December 31, 2021

December 31, 2021
CURRENT ASSETS:
Cash	$15,472
Total Current Assets	15,472

TOTAL ASSETS	$15,472

CURRENT LIABILITIES:
Accounts Payable	$1,175
Total Current Liabilities	1,175

TOTAL LIABILITIES	$1,175
COMMITMENTS AND CONTINGENCIES	$-

MEMBERS’ EQUITY
TOTAL MEMBERS’ EQUITY	14,297

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$15,472

Common Dwelling Fund
Statements of Operations
For the Period March 2, 2021 (Inception) to December 31, 2021

December 31, 2021

SALES	$-

OPERATING EXPENSES:
Advertising	12,234
Bank Service Charges	87
Business Licenses	90
Communication Fees	2,575
Investor Fees	3,198
SEC Fees	1,971
Legal and Accounting	16,600
Software	38
Total Operating Expenses	36,793

OPERATING INCOME (LOSS)	(36,793)

INTEREST EXPENSE	-

NET LOSS	$(36,793)

Common Dwelling Fund
Statements of Member's Equity
For the Period March 2, 2021 (Inception) to December 31, 2021

December 31, 2021

MEMBER'S EQUITY - BEGINNING	$-

Contributions	51,090

Net Loss	(36,793)

MEMBER'S EQUITY - ENDING	$14,297

Common Dwelling Fund, LLC
Statement of Cash Flow
For the Period March 2, 2021 (Inception) to December 31, 2021

December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(36,793)
Adjustments to Reconcile Net Income
Increase (Decrease) in Operating Liabilities:
Accounts Payable	1,175
Net Cash Flows from Operating Activities	(35,618)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital Contributions	51,090
Net Cash Flows from Financing Activities	51,090

NET INCREASE (DECREASE) IN CASH	15,472

CASH - BEGINNING	-

CASH - ENDING	$15,472

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD MARCH 2, 2021 (INCEPTION) TO DECEMBER 31, 2021

NOTE 1: NATURE OF OPERATIONS

Common Dwelling, LLC (the “Company”) is a Delaware series limited liability company formed on March 2, 2021 under the laws of Delaware. The Company was formed to permit public investment in single family rental homes.

As of December 31, 2021, the Company has commenced fundraising efforts. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

Previously, the Company had a fiscal year of March 31.  However, as of May 2, 2022, the Company’s fiscal year end was changed to December 31.  The financial statements included are as of December 31, 2021.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

Use of Estimates

The preparation of the financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Deferred Offering Costs

Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed.  None charged in 2021.

The Company will reimburse its Manager up to 2% of the gross offering proceeds per Series offering for offering costs from the proceeds of each Series offering.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company complies with industry standards for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more- likely-than-not to be sustained upon examination by taxing authorities.

Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statement. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 3: GOING CONCERN

The accompanying consolidated balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues or profits for the period from March 2, 2021 (Inception) to December 31, 2021. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: MEMBERS’ EQUITY

As of December 31, 2021, Common Dwelling Fund, LLC received $51,090 in total investments, $2,600 coming from Limited Partners.  The members have certain rights and obligations as outlined in the operating agreement..

NOTE 5: RELATED PARTY TRANSACTIONS

The Company is managed by Common Dwelling Management, LLC, the “Manager”, a Delaware corporation and managing member of the Company. Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s series and subsidiaries, if any.

The Manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series in which they are invested.

Pursuant to the operating agreement, the Manager will receive fees and expense reimbursements for services relating to the Company’s offering, investment management, and management of properties.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Company expects the Manager to make distributions on a semi-annual basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

As compensation for the services provided by the manager, each series will be charged the following fees:

Property Leasing Fee

As compensation for the services provided by the manager, the company will be charged a leasing fee equal to one-half of the first month’s rent. No fee will be charged on renewals.

Construction Management Fee

As compensation for the services provided by the manager, the company will be charged a construction management fee equal to seven and one-half percent (7.5%) of the total construction value of any capital improvements made.

Property Disposition Fee

Upon the disposition of a property, the company will be charged a market rate property disposition fee that will cover property sale expenses such as brokerage commissions, and title, escrow and closing costs. It is expected that this disposition fee charged to will

NOTE 5: RELATED PARTY TRANSACTIONS (continued)

range from six to seven percent of the property sale price. Three percent (3%) will be paid to third party brokers and/or affiliates of the manager, which may serve as the real estate broker.

NOTE 6: SUBSEQUENT EVENTS

Management has evaluated all subsequent events through the date the financial statement was available to be issued.

From January 1 to May 13, 2022 , additional equity investments were funded as follows:

General Partner - $15,039

Limited Partners - $3,450

Item 8. Exhibits

INDEX TO EXHIBITS

		Filed Herewith (*)	Incorporated by Reference
Exhibit No.	Description		Filing Type	Date Filed
2.1	Certificate of Organization		1-A	07/13/2021
2.2	Operating Agreement		1-A	07/13/2021
4.1	Subscription Agreement		1-A	07/13/2021
11.1	Auditor's Consent	*
12.1	Legal Opinion and Consent of JDT Legal, PLLC		1-A	07/13/2021

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Common Dwelling Fund, LLC

/s/ Ty Lee

By: Ty Lee, Managing Member

Date: May 25, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Principal Executive Officer

/s/ Ty Lee

By: Ty Lee, Managing Member

Date: May 25, 2022

Principal Financial & Accounting Officer

/s/ Ty Lee

By: Ty Lee, Managing Member

Date: May 25, 2022

Board of Directors/Governing Body

/s/ Common Dwelling Management, LLC

By: Ty Lee, Managing Member

Date: May 25, 2022